                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (AMENDMENT NO. 4)*

                             Coram Healthcare Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    218103109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Richard F. Levy, Esq.
                                Altheimer & Gray
                              10 South Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 715-4600
                           --------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               SEPTEMBER 19, 2000
                           --------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. / /

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 2 of 35 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Ann & Robert H. Lurie Foundation (f/k/a Ann & Robert H. Lurie Family Foundation)

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS:    Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION:  Illinois

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 2,115,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 2,115,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        2,115,000

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.3% (1)
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON: OO (Illinois not-for-profit corporation)
--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 3 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Mark Slezak

--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION:  United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 606,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 606,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        606,000

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 1.2% (1)
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
       CUSIP No. 218103109          13D         Page 4 of 35 Pages
                 ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Samstock, L.L.C.

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) / /
                                                                    (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 2,178,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 2,178,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,178,000
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.4% (1)
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON: OO (Delaware limited liability company)
--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D        Page 5 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Jeanmaire Weinstein

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 1,188,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,188,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        1,188,000
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 2.4% (1)
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON: IN
--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 6 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Jackson Square Partners, L.P.

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: California

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 2,115,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 2,115,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        2,115,000
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.3% (1)
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON: OO (a California limited partnership)
--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 7 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Jackson Square Management, LLC

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):
                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: California

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   2,115,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:  -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 2,115,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:  -0-
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        2,115,000
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.3% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: OO (a California limited liability company)
--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 8 of 35 Pages
                  ---------
-------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Will K. Weinstein Revocable Trust UTA dated 2-27-90

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: California

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   -0-
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 2,165,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: -0-
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 2,165,000
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          2,165,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.4% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: OO (a California revocable trust)

--------------------------------------------------------------------------------

(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 9 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Will K. Weinstein

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   -0-
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 2,165,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: -0-

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 2,165,000

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          2,165,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.4% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: IA

--------------------------------------------------------------------------------

(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 10 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Peter Imber

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   -0-
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 2,115,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: -0-

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 2,115,000

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          2,115,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.3% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: IN

--------------------------------------------------------------------------------

(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 11 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Scott Dalton

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   -0-
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 2,115,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: -0-

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 2,115,000

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          2,115,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.3% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: IN

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 12 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Michiko D. Baldridge

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:   100,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 2,115,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 100,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 1,965,000

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          2,225,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 4.5% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON: IN

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 13 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Jerome Blank

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  788,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 788,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          788,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 1.6% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------

(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 14 of 35 Pages
                  ---------
--------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        AEOW '96, L.L.C.

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: California

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 50,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 50,000
                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 50,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.1% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  OO (a California limited liability company)

--------------------------------------------------------------------------------

(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 15 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Andrew Blank

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION:  United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  250,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER:  250,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 250,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.5% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 16 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Harry Heller Falk

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  35,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER:  35,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          35,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          less than 0.1% (1)

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 17 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        F. Philip Handy

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  477,500
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 477,500

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 477,500

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  1.0% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 18 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Heller Family Limited Partnership

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Florida

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 305,500
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 305,500

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 305,500

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.6% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  OO (a Florida limited partnership)

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
         CUSIP No. 218103109          13D         Page 19 of 35 Pages
                   ---------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
         Bernard Osher Trust UTA dated 3-8-88

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION: California

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 1,368,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 50,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,368,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 50,000

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,418,000

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 2.9% (1)
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:  OO (a California trust)

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 20 of 35 Pages
                  ---------
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        JB Capital Management, Inc.

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Florida

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: -0-
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 50,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: -0-

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 50,000

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 50,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.1% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  CO

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
         CUSIP No. 218103109          13D         Page 21 of 35 Pages
                   ---------
--------------------------------------------------------------------------------

 1.      NAME OF REPORTING PERSON
         IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

         Bernard Osher

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 1,368,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER: 50,000
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,368,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER: 50,000

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,418,000

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 2.9% (1)
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 22 of 35 Pages
                  ---------
--------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        RHH Company

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Florida

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER: 305,500
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 305,500

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 305,500

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.6% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  CO

--------------------------------------------------------------------------------
(1) Based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 23 of 35 Pages
                  ---------
--------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Richard L. Haydon

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  942,909
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 942,909

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   770,500

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,713,409

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.5% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 24 of 35 Pages
                  ---------
--------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Bedford Oak Partners, L.P.

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  1,785,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,785,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:    -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,785,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.6% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  OO (a Delaware Limited Partnership)

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

-------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 25 of 35 Pages
                  ---------
-------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Bedford Oak Advisors, LLC

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  1,785,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,785,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,785,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.6% (1)
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:  OO (a Delaware limited liability company)

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

--------------------------------------------------------------------------------
        CUSIP No. 218103109          13D         Page 26 of 35 Pages
                  ---------
--------------------------------------------------------------------------------

 1.     NAME OF REPORTING PERSON
        IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        Harvey P. Eisen

--------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
 3.     SEC USE ONLY

--------------------------------------------------------------------------------
 4.     SOURCE OF FUNDS: Not applicable

--------------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

                                                                         / /
--------------------------------------------------------------------------------
 6.     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

                            ----------------------------------------------------
            NUMBER OF
              SHARES           7.   SOLE VOTING POWER:  1,785,000
           BENEFICIALLY
             OWNED BY       ----------------------------------------------------
               EACH
            REPORTING          8.   SHARED VOTING POWER:   -0-
              PERSON
               WITH         ----------------------------------------------------
                               9.   SOLE DISPOSITIVE POWER: 1,785,000

                            ----------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER:   -0-

--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,785,000

--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES:                                                / /

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.6% (1)
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------
(1)  Based on 49,638,452 shares of Common Stock outstanding as of July 24,
     2000, as reported in the Issuer's most recent Form 10-Q.

Item 1.  SECURITY AND ISSUER.

         This statement constitutes Amendment No. 4 to the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities Exchange Commission ("SEC") on July 18, 2000, as amended by that certain Amendment No. 1 filed with the SEC on July 27, 2000, as amended by that certain Amendment No. 2 filed with the SEC on August 18, 2000, as amended by that certain Amendment No. 3 filed with the SEC on September 1, 2000, and relates to the shares of common stock, $0.001 par value (the "Common Stock") of Coram Healthcare Corp., a Delaware corporation ("Issuer"). Unless otherwise stated herein, the Schedule 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Schedule 13D.

         The principal executive offices of Issuer are located at 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202.

Item 3.      SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The aggregate purchase price of the 1,437,500 shares of Common Stock referred to in Item 5(c) was $141,392.80. The shares were acquired with available funds of each of the Reporting Persons.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is amended and restated to read in its entirety as follows:

         Each of the calculations in this Item 5 is based on 49,638,452 shares of Common Stock outstanding as of July 24, 2000, as reported in the Issuer's most recent Form 10-Q.

         Solely by virtue of the matters described in Item 4 above, the Reporting Persons may be deemed to constitute a group within the meaning of
Section 13(d)(3) of the Act and may be deemed to have acquired beneficial ownership of the shares of Common Stock owned or deemed beneficially owned by the other Reporting Persons. The Reporting Persons, in the aggregate, own a total of 16,959,309 shares of Common Stock, which constitutes approximately 34.2% of the outstanding Common Stock. Each Reporting Person disclaims beneficial ownership of all such shares of Common Stock owned by other Reporting Persons.

         (a)

         LURIE FOUNDATION

         The aggregate number of shares of Common Stock that the Lurie Foundation beneficially owns pursuant to Rule 13d-3 of the Act is 3,999,900, which constitutes approximately 8.1% of the outstanding shares of Common Stock.

         MR. SLEZAK

         The aggregate number of shares of Common Stock that Mr. Slezak beneficially owns pursuant to Rule 13d-3 of the Act is 606,000, which constitutes approximately 1.2% of the outstanding shares of Common Stock.

         SAMSTOCK

         The aggregate number of shares of Common Stock that Samstock beneficially owns pursuant to Rule 13d-3 of the Act is 2,178,000, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MS. WEINSTEIN

         The aggregate number of shares of Common Stock that Ms. Weinstein beneficially owns pursuant to Rule 13d-3 of the Act is 1,188,000, which constitutes approximately 2.4% of the outstanding shares of Common Stock.

         JACKSON PARTNERS

         The aggregate number of shares of Common Stock that Jackson Partners beneficially owns pursuant to Rule 13d-3 of the Act is 2,115,000, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         JACKSON MANAGEMENT

         The aggregate number of shares of Common Stock that Jackson Management beneficially owns pursuant to Rule 13d-3 of the Act is 2,115,000, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         WEINSTEIN TRUST

         The aggregate number of shares of Common Stock that the Weinstein Trust beneficially owns pursuant to Rule 13d-3 of the Act is 2,165,000, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MR. WEINSTEIN

         The aggregate number of shares of Common Stock that Mr. Weinstein beneficially owns pursuant to Rule 13d-3 of the Act is 2,165,000, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MR. IMBER

         The aggregate number of shares of Common Stock that Mr. Imber beneficially owns pursuant to Rule 13d-3 of the Act is 2,115,000, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         MR. DALTON

         The aggregate number of shares of Common Stock that Mr. Dalton beneficially owns pursuant to Rule 13d-3 of the Act is 2,115,000, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         MS. BALDRIDGE

         The aggregate number of shares of Common Stock that Ms. Baldridge beneficially owns pursuant to Rule 13d-3 of the Act is 2,225,000, which constitutes approximately 4.5% of the outstanding shares of Common Stock.

         MR. J. BLANK

         The aggregate number of shares of Common Stock that Mr. J. Blank beneficially owns pursuant to Rule 13d-3 of the Act is 788,000, which constitutes approximately 1.6% of the outstanding shares of Common Stock.

         MR. A. BLANK

         The aggregate number of shares of Common Stock that Mr. A. Blank beneficially owns pursuant to Rule 13d-3 of the Act is 250,000, which constitutes approximately 0.5% of the outstanding shares of Common Stock.

         AEOW

         The aggregate number of shares of Common Stock that AEOW beneficially owns pursuant to Rule 13d-3 of the Act is 50,000, which constitutes approximately 0.1% of the outstanding shares of Common Stock.

         MR. FALK

         The aggregate number of shares of Common Stock that Mr. Falk beneficially owns pursuant to Rule 13d-3 of the Act is 35,000, which constitutes less than 0.1% of the outstanding shares of Common Stock.

         MR. HANDY

         The aggregate number of shares of Common Stock that Mr. Handy beneficially owns pursuant to Rule 13d-3 of the Act is 477,500, which constitutes approximately 1.0% of the outstanding shares of Common Stock.

         HELLER L.P.

         The aggregate number of shares of Common Stock that Heller L.P. beneficially owns pursuant to Rule 13d-3 of the Act is 305,500, which constitutes approximately 0.6% of the outstanding shares of Common Stock.

         OSHER TRUST

         The aggregate number of shares of Common Stock that the Osher Trust beneficially owns pursuant to Rule 13d-3 of the Act is 1,368,000, which constitutes approximately 2.9% of the outstanding shares of Common Stock.

         MR. OSHER

         The aggregate number of shares of Common Stock that Mr. Osher beneficially owns pursuant to Rule 13d-3 of the Act is 1,368,000, which constitutes approximately 2.9% of the outstanding shares of Common Stock.

         JB CAPITAL

         The aggregate number of shares of Common Stock that JB Capital beneficially owns pursuant to Rule 13d-3 of the Act is 50,000, which constitutes approximately 0.1% of the outstanding shares of Common Stock.

         RHH COMPANY

         The aggregate number of shares of Common Stock that RHH beneficially owns pursuant to Rule 13d-3 of the Act is 305,500, which constitutes approximately 0.6% of the outstanding shares of Common Stock.

         MR. HAYDON

         The aggregate number of shares of Common Stock that Mr. Haydon beneficially owns pursuant to Rule 13d-3 of the Act is 1,713,409, which constitutes approximately 3.5% of the outstanding shares of Common Stock.

         BEDFORD PARTNERS

         The aggregate number of shares of Common Stock that Bedford Partners beneficially owns pursuant to Rule 13d-3 of the Act is 1,785,000, which constitutes approximately 3.6% of the outstanding shares of Common Stock.

         BEDFORD ADVISORS

         The aggregate number of shares of Common Stock that Bedford Advisors beneficially owns pursuant to Rule 13d-3 of the Act is 1,785,000, which constitutes approximately 3.6% of the outstanding shares of Common Stock.

         MR. EISEN

         The aggregate number of shares of Common Stock that Mr. Eisen beneficially owns pursuant to Rule 13d-3 of the Act is 1,785,000, which constitutes approximately 3.6% of the outstanding shares of Common Stock.

         (b)

         LURIE FOUNDATION

         The Lurie Foundation has sole voting and dispositive power with respect to 3,999,900 shares of Common Stock, which constitutes approximately 8.1% of the outstanding shares of Common Stock.

         MR. SLEZAK

         Mr. Slezak has sole voting and dispositive power with respect to 606,000 shares of Common Stock, which constitutes approximately 1.2% of the outstanding shares of Common Stock.

         SAMSTOCK

         Samstock has sole voting and dispositive power with respect to 2,178,000 shares of Common Stock, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MS. WEINSTEIN

         Ms. Weinstein has sole voting and dispositive power with respect to 1,188,000 shares of Common Stock, which constitutes approximately 2.4% of the outstanding shares of Common Stock.

         JACKSON PARTNERS

         Jackson Partners has sole voting and dispositive power with respect to 2,115,000 shares of Common Stock, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         JACKSON MANAGEMENT

         Jackson Management, as the general partner of Jackson Partners, has sole voting and dispositive power with respect to 2,115,000 shares of Common Stock, which constitutes approximately 4.3% of the outstanding shares of Common Stock. Mr. Weinstein, as sole trustee of the Weinstein Trust, Messrs. Imber and Dalton and Ms. Baldridge, as member-managers of Jackson Management, have shared voting and dispositive power with respect to the shares held by Jackson Partners.

         WEINSTEIN TRUST

         The Weinstein Trust, as a member-manager of AEOW and Jackson Management, has shared voting and dispositive power with respect to 2,165,000 shares of Common Stock held by AEOW and Jackson Square, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MR. WEINSTEIN

         Mr. Weinstein, as sole trustee of the Weinstein Trust, has shared voting and dispositive power with respect to 2,165,000 shares of Common Stock held by AEOW and Jackson Square, which constitutes approximately 4.4% of the outstanding shares of Common Stock.

         MR. IMBER

         Mr. Imber, as a member-manager of Jackson Management, has shared voting and dispositive power with respect to 2,115,000 shares of Common Stock held by Jackson Square, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         MR. DALTON

         Mr. Dalton, as a member-manager of Jackson Management, has shared voting and dispositive power with respect to 2,115,000 shares of Common Stock held by Jackson Square, which constitutes approximately 4.3% of the outstanding shares of Common Stock.

         MS. BALDRIDGE

         Ms. Baldridge, as a member-manager of Jackson Management, has shared voting and dispositive power with respect to 2,115,000 shares of Common Stock held by Jackson Square, which constitutes approximately 4.3% of the outstanding shares of Common Stock. Ms. Baldridge also has sole voting and dispositive power with respect to 100,000 shares of Common Stock, which constitutes approximately 0.2% of the outstanding shares of Common Stock.

         MR. J. BLANK

         Mr. J. Blank has sole voting and dispositive power with respect to 788,000 shares of Common Stock, which constitutes approximately 1.6% of the outstanding shares of Common Stock.

         AEOW

         AEOW has sole voting and dispositive power with respect to 50,000 shares of Common Stock, which constitutes approximately 0.1% of the outstanding shares of Common Stock. Mr. Weinstein, as sole trustee of the Weinstein Trust, Mr. Osher, as trustee of the Osher Trust, and JB Capital have shared voting and dispositive power with respect to the shares held by AEOW.

         MR. A. BLANK

         Mr. A. Blank has sole voting and dispositive power with respect to 250,000 shares of Common Stock, which constitutes approximately 0.5% of the outstanding shares of Common Stock.

         MR. FALK

         Mr. Falk has sole voting and dispositive power with respect to 35,000 shares of Common Stock, which constitutes less than 0.1% of the outstanding shares of Common Stock.

         MR. HANDY

         Mr. Handy has sole voting and dispositive power with respect to 477,500 shares of Common Stock, which constitutes approximately 1.0% of the outstanding shares of Common Stock.

         HELLER L.P.

         Heller L.P. has sole voting and dispositive power with respect to 305,500 shares of Common Stock, which constitutes approximately 0.6% of the outstanding shares of Common Stock. RHH has sole voting and dispositive power with respect to the shares held by Heller L.P.

         OSHER TRUST

         The Osher Trust has sole voting and dispositive power with respect to 1,368,000 shares of Common Stock, which constitutes approximately 2.8% of the outstanding shares of Common Stock. The Osher Trust has shared voting and dispositive power with respect to 50,000 shares held by AEOW, which constitutes approximately 0.1% of the outstanding shares of Common Stock.

         MR. OSHER

         Mr. Osher is the trustee of the Osher Trust and has sole voting and dispositive power with respect to 1,368,000 shares of Common Stock, which constitutes approximately 2.8% of the outstanding Common Stock. Mr. Osher, as trustee of the Osher Trust, also has shared voting power with respect to 50,000 shares held by AEOW, which constitutes approximately 0.1% of the outstanding shares of Common Stock.

         JB CAPITAL

         JB Capital has shared voting and dispositive power with respect to 50,000 shares of Common Stock held by AEOW, which constitutes approximately 0.1% of the outstanding shares of Common Stock.

         RHH

         RHH has sole voting and dispositive power with respect to 305,500 shares of Common Stock held by Heller L.P., which constitutes approximately 0.6% of the outstanding shares of Common Stock.

         MR. HAYDON

         Mr. Haydon has sole voting and dispositive power with respect to 942,909 shares of Common Stock, which constitutes approximately 1.9% of the outstanding shares of Common Stock. Mr. Haydon has shared dispositive power with respect to 770,500 shares of Common Stock, which constitutes approximately 1.6% of the outstanding shares of Common Stock.

         BEDFORD PARTNERS

         Bedford Partners has sole voting and dispositive power with respect to 1,785,000 shares of Common Stock, which constitutes approximately 3.6% of the outstanding shares of Common Stock. Bedford Advisors, as investment advisor to Bedford Oak Management LLC, the general partner of Bedford Partners, has sole voting and dispositive power with respect to the 1,785,000 shares of Common Stock, held by Bedford Partners. Mr. Eisen, as the Managing Member of Bedford Advisors, has sole voting and dispositive power with respect to the shares held by Bedford Partners.

         BEDFORD ADVISORS

         Bedford Advisors, as investment advisor to Bedford Oak Management LLC, the general partner of Bedford Partners, has sole voting and dispositive power with respect to 1,785,000 shares of Common Stock, held by Bedford Partners, which constitutes approximately 3.6% of the outstanding shares of Common Stock. Mr. Eisen, as the Managing Member of Bedford Advisors, has sole voting and dispositive power with respect to the shares held by Bedford Partners.

         MR. EISEN

         Mr. Eisen, as the Managing Member of Bedford Advisors, has sole voting and dispositive power with respect to 1,785,000 shares of Common Stock, held by Bedford Partners, which constitutes approximately 3.6% of the outstanding shares of Common Stock.

         (c) Several of the Reporting Persons effected the following transactions with respect to shares of Common Stock of the Issuer since the filing of Amendment No. 3 to the Schedule 13D. Unless otherwise indicated, all transactions were effected on the over-the-counter Bulletin Board.


Reporting Person          Date         Shares Purchased/Sold (-)    Average Price
----------------          ----         -------------------------   --------------
Ms. Weinstein            9/8/00                22,000                   $0.085
                         9/18/00               17,000                   $0.095
                         9/19/00               26,000                   $0.095
                         9/20/00                5,000                   $0.095
                         9/21/00                9,000                   $0.095
                         9/22/00                9,000                   $0.095
                         9/25/00                9,500                   $0.0975
                         9/27/00               24,000                   $0.102
                         9/28/00                7,500                   $0.10
                         9/29/00               11,000                   $0.105
                         10/2/00                2,500                   $0.105
                         10/3/00                3,500                   $0.105
                         10/4/00               11,000                   $0.1025

Mr. Handy                9/8/00                 2,500                   $0.085
                         9/11/00               38,000                   $0.0892
                         9/14/00                8,000                   $0.095
                         9/15/00                8,500                   $0.0975
                         9/18/00                5,500                   $0.095
                         9/19/00                8,500                   $0.095
                         9/20/00                1,500                   $0.095
                         9/21/00                3,000                   $0.095
                         9/22/00                3,000                   $0.095
                         9/25/00                3,000                   $0.0975
                         9/27/00                7,500                   $0.102
                         9/28/00                3,000                   $0.10
                         9/29/00                4,000                   $0.105
                         10/2/00                1,000                   $0.105
                         10/3/00                1,000                   $0.105
                         10/4/00                3,500                   $0.1025

Mr. J. Blank             9/8/00                 8,500                   $0.085
                         9/11/00               22,000                   $0.892
                         9/14/00                4,500                   $0.095
                         9/15/00                5,000                   $0.0975
                         9/18/00                3,500                   $0.095
                         9/19/00                5,000                   $0.095
                         9/20/00                1,000                   $0.095
                         9/21/00                1,500                   $0.095
                         9/22/00                1,500                   $0.095
                         9/25/00                2,000                   $0.0975
                         9/27/00                4,000                   $0.102
                         9/28/00                1,500                   $0.10
                         9/29/00                2,000                   $0.105
                         10/2/00                8,500                   $0.105
                         10/3/00               11,000                   $0.105
                         10/4/00               35,000                   $0.1025



Reporting Person          Date         Shares Purchased/Sold (-)    Average Price
----------------          ----         -------------------------   --------------

Heller L.P.              9/8/00                 3,000                   $0.085
                         9/11/00                8,000                   $0.0892
                         9/14/00                1,500                   $0.095
                         9/15/00                2,000                   $0.0975
                         9/18/00                1,500                   $0.095
                         9/19/00                2,000                   $0.095
                         9/20/00                  500                   $0.095
                         9/21/00                  500                   $0.095
                         9/22/00                  500                   $0.095
                         9/25/00                1,000                   $0.0975
                         9/27/00                1,500                   $0.102
                         9/28/00                1,000                   $0.10
                         9/29/00                1,000                   $0.105
                         10/2/00                1,500                   $0.105
                         10/3/00                2,000                   $0.105
                         10/4/00                7,000                   $0.1025

Osher Trust              9/8/00                 7,500                   $0.085
                         9/11/00               37,000                   $0.0892
                         9/14/00                7,500                   $0.095
                         9/15/00                8,500                   $0.0975
                         9/25/00               19,500                   $0.0975
                         9/27/00               44,500                   $0.102
                         9/28/00               16,000                   $0.10
                         9/29/00               23,000                   $0.105
                         10/2/00                4,500                   $0.105
                         10/3/00                6,000                   $0.105
                         10/4/00               20,000                   $0.1025

Samstock                 9/8/00                48,000                   $0.085
                         9/11/00              133,000                   $0.0892
                         9/14/00               27,500                   $0.095
                         9/15/00               30,500                   $0.0975
                         9/18/00               20,000                   $0.095
                         9/19/00               30,000                   $0.095
                         9/20/00                5,400                   $0.095
                         9/21/00               10,000                   $0.095
                         9/22/00               10,000                   $0.095
                         9/25/00               47,500                   $0.0975
                         9/27/00              111,100                   $0.102
                         9/28/00               40,000                   $0.10
                         9/29/00               57,000                   $0.105
                         10/2/00               12,000                   $0.105
                         10/3/00               16,500                   $0.105
                         10/4/00               53,500                   $0.1025

Ms. Baldridge             9/8/00                3,500                   $0.085
                         10/6/00               28,500                   $0.095

Jackson Partners         10/6/00               50,000                   $0.1094
                         10/6/00               50,000                   $0.11
                         10/9/00               50,000                   $0.115


         No other Reporting Person has effected any transactions in Common Stock since the filing of Amendment No. 3 to the Schedule 13D.

         (d) No persons other than the Reporting Persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, any of the securities of the Issuer beneficially owned by the Reporting Persons as described in Item 5, except to the extent that the investment advisory clients of Mr. Haydon may have such rights pursuant to the terms of their advisory agreements.

         (e)      Not applicable.

Item 7.  MATERIALS TO BE FILED AS EXHIBITS.

         Exhibit 1 Statement made pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.